Exhibit 10.2

FIRST AMENDMENT TO

EARN OUT AGREEMENT

FIRST AMENDMENT TO EARN OUT AGREEMENT (this “Amendment”) dated as of August 23, 2008, by and among InfoLogix Systems Corporation, a Delaware corporation (“InfoLogix Systems”) and Healthcare Informatics Associates, Inc., a Delaware corporation (“HIA”).

Background

A.                                   InfoLogix Systems and HIA are parties to that certain Asset Purchase Agreement, dated as of September 30, 2007 (the “Asset Purchase Agreement”), pursuant to which InfoLogix Systems purchased substantially all of the assets of HIA.

B.                                     In connection with the Asset Purchase Agreement, InfoLogix Systems and HIA entered into an Earn Out Agreement, dated as of September 30, 2007 (the “Earn Out Agreement”), that provides for the payment of contingent consideration to HIA by InfoLogix Systems if certain performance targets are satisfied following the closing of the transactions contemplated by the Asset Purchase Agreement.

C.                                     InfoLogix Systems and HIA desire to amend the Earn Out Agreement as set forth herein to (i) change the earn out periods defined in the Earn Out Agreement for purposes of determining whether the performance targets established under the Earn Out Agreement have been satisfied and (ii) to modify the manner in which the Net Contribution Amount (as defined in the Earnout Agreement) is calculated.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Amendments.

1.1                                 The definition of the term “Earn Out Period” set forth in Section 1 of the Earn Out Agreement is hereby amended and restated to read in its entirety as follows:

“Earn Out Period” shall mean the fifteen month period from October 1, 2007 through December 31, 2008 and the twelve calendar month period from January 1, 2009 through December 31, 2009.

1.2                                 Exhibit A to the Earnout Agreement shall be amended and restated in its entirety to read as set forth on Exhibit A to this Amendment.

2.                                       Counterparts.  This Amendment may be executed in several counterparts each of which shall be an original and all of which taken together shall constitute a single instrument.

3.                                       Governing Law.  This Amendment is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law in that or any other jurisdiction.

4.                                       Section Headings.  The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

5.                                       Earn Out Agreement in Full Force and Effect as Amended.  Except as specifically amended hereby, all of the terms and conditions of the Earn Out Agreement shall be in full force and effect.  All references to the Earn Out Agreement in any other document or instrument shall be deemed to mean such Earn Out Agreement as amended by this Amendment.  The parties hereto agree to be bound by the terms and obligations of the Earn Out Agreement, as amended by this Amendment, as though the terms and obligations of the Earn Out Agreement were set forth herein.

[Signatures of the parties intentionally appear on the next page.]

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
Name: David T. Gulian
Title: President and Chief Executive Officer

HEALTHCARE INFORMATICS ASSOCIATES, INC.

By:	/s/ Gerry Bartley
Name: Gerry Bartley
Title: President

Acknowledged and agreed:

/s/ Gerry Bartley
Gerry Bartley

/s/ Mary Ann Bartley
Mary Ann Bartley

EXHIBIT A

Calculation of Net Contribution Amount

Net Contribution Amount shall equal:

1.               all HIA revenues  relating to consulting services;

minus

2.               all direct costs of billable and non-billable labor related to the Business;

minus

3.               all direct allocable overhead costs associated with the Business, including, without limitation, (a) all travel, entertainment and convention costs, (b) rental payments under any lease or sublease for office space and\or equipment used by the Business, (c) all training costs incurred for employees or consultants of the Business, and (d) commissions paid by the Company in connection with successful sales of the services of the Business by the Company;

minus

4.               an indirect overhead charge of $15,000 for each full-time equivalent related to the Business;

plus

5.               5% commissions on any revenue earned by the Business for the sale of the Company’s products or services to hospitals located in the United States, excluding any products or services offered by the Business;

plus

6.               all recruiting fees, and signing bonuses paid to new employees hired for the Business during the period from May 1, 2008 through and including December 31, 2008 (collectively, the “2008 Hires”);

plus

7.               the amount of any salary and/or training expenses paid to or on behalf of any 2008 Hire for periods in which such 2008 Hire was attending a formal training program required by HIA with respect to the Business;

plus

8.               an amount equal to $140 per hour (pro rated for any periods less than a full hour) for each hour billed by employees of the Business with respect to providing e-learning content for the Multicare project commenced in June 2008;

plus

9.               an amount equal to 50% of all salary, benefits and related payroll expenses incurred by the Business for Georgene Snyder for the period from June 1, 2008 through and including December 31, 2009.

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